THE AEGIS FUNDS

THIRD AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT, dated as of the 21st day of October, 2021, to the Fund Accounting Servicing Agreement dated as of November 10, 2011, as amended October 7, 2013 and Januray 13, 2014 (the “Agreement”), is entered into by and between THE AEGIS FUNDS, a Delaware business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule set out in Exhibit B of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 1. Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B of the Agreement attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE AEGIS FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Justin P. Harrison	By:	/s/ Anita Zagrodnik

Name:	Justin P. Harrison	Name:	Anita Zagrodnik

Title:	Chief Operating Officer	Title:	Senior Vice President 10/27/2021
Aegis

Exhibit B

to the

Fund Accounting Servicing Agreement

AEGIS VALUE FUND, a series of The Aegis Funds

FUND ACCOUNTING, FUND ADMINISIRATION & PORTFOLIO COMPLIANCE, AND CCO SUPPORT SERVICES FEE SCHEDULE

Annual Fee Based Upon Average Net Assets Per Fund*

[…] Basis points on the first $[…] million

[…] Basis points on the next $[…] million

[…] basis points on the balance above $[…] million

Subject to a minimum fee of $[…] per fund

Services Included in Annual Fee Per Fund

•	Daily Performance Reporting
•	Advisor Information Source Web Portal

Miscellaneous Expenses

Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary).

Additional Services

Available but not included above are the following services - Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

Pricing Services

•	$[…]- Listed Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
•	$[…] - Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
•	$[…] Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Corporates, Government and Agency Bonds; and High Yield Bonds
•	$[…]- Bank Loans
•	$[…]- Credit Default Swaps/Swaptions
•	$[…]- Basic Interest Rate Swaps
•	$[…] /Fund per Month - Mutual Fund Pricing
•	$[…]/Foreign Equity Security per Month for Corporate Action Service
•	$[…]/Domestic Equity Security per Month for Corporate Action Service
•	$[…] /Month Manual Security Pricing {>10/day)

Factor Services (BondBuyer)

•	$[…]/CMO/Month
•	$[…]/Mortgage Backed/Month
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•	$[…] /Month Minimum/Fund Group

Fair Value Services /Interactive Data)

•	$[…]on the First […] Securities/Day
•	$[…]on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change. Use of alternative sources may result in additional fees.

*	Subject to annual CPI increase, Milwaukee

MSA. Fees are billed monthly.

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